Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

NEWS for Immediate Release

NANOSPHERE, INC. APPOINTS ROY N. DAVIS

TO BOARD OF DIRECTORS

Retired Johnson & Johnson Senior Executive Brings Significant Clinical Diagnostic and Corporate Development Expertise

NORTHBROOK, Ill., October 10, 2012 — Nanosphere, Inc., (Nasdaq: NSPH), a leader in the development and commercialization of advanced molecular diagnostics systems, announced the appointment of Roy N. Davis to the Board of Directors. Mr. Davis had been with Johnson & Johnson for nearly three decades prior to his retirement this past January.

Mr. Davis brings to Nanosphere’s Board of Directors extensive experience in building and leading clinical diagnostics businesses and producing substantial shareholder value . “We are pleased to welcome Roy to the board,” said William Moffitt, president and chief executive officer. “Roy’s background is well suited to help us guide Nanosphere through the very rapid stage of growth we recently entered.”

Mr. Davis was President, Johnson & Johnson Development Corporation and Vice President, Corporate Development for all of J&J until his retirement on January 1, 2012. Previously Mr. Davis served as Company Group Chairman & Worldwide Franchise Chairman, Diagnostics after running several other J&J businesses.

“I am pleased to help Nanosphere take full advantage of its opportunity to lead the diagnostics market in adopting molecular testing in mainstream medicine,” said Mr. Davis. “I look forward to working with the company and fellow board members to build shareholder value.”

Mr. Davis serves on the boards of Rosetta Genomics and Innosight and is an advisor to the Cleveland Clinic and Wake Forest Baptist Health System. Mr. Davis received a B.S. from State University of New York at Albany and a M.S. from Rensselaer Polytechnic Institute.

About Nanosphere, Inc.

Nanosphere develops, manufactures and markets an advanced molecular diagnostics platform, the Verigene® System, for detection of life threatening infections and cardiovascular diseases. This easy to use and cost effective platform enables hospitals to rapidly and accurately detect a wide array of life threatening and costly diseases. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Contact:
Investors:	or	Media:
Nanosphere, Inc.		The Torrenzano Group
Roger Moody, 847-400-9021		Ed Orgon, 212-681-1700
Chief Financial Officer		ed@torrenzano.com
rmoody@nanosphere.us